Exhibit 99.1
eBay Inc. Reports Fourth Quarter and Full Year 2019 Results

•	Revenue of $2.8 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.69 and $0.81, respectively, on a continuing operations basis

•	GAAP and Non-GAAP operating margin of 21.9% and 29.3%, respectively

•	Returned $1.1 billion to shareholders in Q4 and $5.5 billion to shareholders in 2019 through share repurchases and cash dividends

•	Entered into a definitive agreement with viagogo to sell StubHub for a purchase price of $4.05 billion in cash

•	Board of Directors declared a quarterly dividend of $0.16 per share, a 14% increase from the prior quarterly dividend, and expands share repurchase authorization by an additional $5.0 billion

San Jose, California, January 28, 2020 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its fourth quarter and full year ended December 31, 2019.

“I am proud of how well our teams have executed over the past year and the innovative solutions we have provided for our buyers and sellers,” said Scott Schenkel, interim Chief Executive Officer of eBay Inc.  “As we enter 2020, our priorities are clear - we will continue to drive revenue through our growth initiatives, deliver more seller tools, improve the buyer experience by leveraging our structured data foundation, all while driving more margin expansion.  We believe these efforts will position us for sustainable, profitable long-term growth and I am excited by the opportunities ahead.”

Fourth Quarter Financial Highlights

•
Revenue was $2.8 billion, down 2% on an as-reported basis and remaining flat on a foreign exchange (FX) neutral basis. Gross merchandise volume (GMV) was $23.3 billion, down 5% on an as-reported basis and down 4% on a FX-Neutral basis.

•	Active buyers grew by 2% across eBay's platforms, for a total of 183 million global active buyers.

•
Marketplace platforms delivered $2.2 billion of revenue, down 3% on an as-reported basis and down 1% on a FX-Neutral basis, and $22.0 billion of GMV, down 5% on an as-reported basis and down 4% on a FX-Neutral basis.

•	StubHub platforms drove revenue of $321 million, up 2% on both an as-reported and a FX-Neutral basis, and GMV of $1.3 billion, down 5% on both an as-reported and a FX-Neutral basis.

•	Classifieds platforms delivered revenue of $269 million, up 3% on an as-reported basis and up 6% on a FX-Neutral basis.

•	GAAP net income from continuing operations was $558 million, or $0.69 per diluted share.

•	Non-GAAP net income from continuing operations was $661 million, or $0.81 per diluted share.

•	Generated $811 million of operating cash flow and $672 million of free cash flow from continuing operations.

Full Year Financial Highlights

•	Revenue was $10.8 billion, up 1% on an as-reported basis and up 2% on a FX-Neutral basis. GMV was $90.2 billion, down 5% on an as-reported basis and down 2% on a FX-Neutral basis.

•	GAAP and Non-GAAP operating margin was 21.5% and 28.2%, respectively, delivering on margin accretion commitments.

•	Repurchased approximately $5.0 billion of its common stock and paid $473 million in cash dividends.

Business Highlights

•
The company announced a definitive agreement for eBay to sell StubHub to viagogo for a purchase price of $4.05 billion in cash. The sale is expected to close by the end of the first quarter of 2020, subject to closing conditions.

•
eBay announced its intent to acquire Cox Automotive Media Solutions as part of the eBay Classifieds Group in Australia, creating a strong local automotive offering that makes it easier to buy, sell, and review cars.

•
The transition to eBay’s managed payments continued its momentum, and delivered significant benefits to sellers and buyers. Since launch, the company has processed more than $2 billion of GMV for almost 25,000 sellers.

•
In Q4, Promoted Listings delivered $136 million of revenue, up 73% on an as-reported basis and up 75% on a FX-Neutral basis. Over 1.1 million sellers promoted more than 320 million listings in the quarter.

•
eBay was again a mainstream shopping destination during the 2019 holiday season. The marketplace ranked as the second most visited site in the U.S. by SimilarWeb and realized strong Cyber Five results in international markets led by Germany.

•
A new stand-alone eBay Motors app launched for iOS and Android in the U.S. in Q4, offering a powerful tool for buying and selling vehicles directly from consumers’ mobile devices. With more than 7 million cars sold to date and a vehicle sold every 3 minutes, eBay is one of the world’s largest marketplaces for automotive enthusiasts and general car buyers looking for great value and selection.

•
Sneaker selling fees were eliminated for the first time in North America on any sneakers sold at $100 or more. The move reinforces eBay’s leadership in sneaker resale, which is further demonstrated by the nearly 6 million sneakers sold on eBay in North America in 2019.

•	Seller Initiated Offers has grown to over 1 million offers per day with flexible pricing and an easy-to-use experience.

•
The loyalty program for eBay’s off-platform Korea business, Smile Club, reached more than 2 million members in 2019; the program provides member benefits like monthly coupons, dedicated customer service and free shipping on eligible items.

•
eBay’s Buy APIs reached a major milestone, surpassing $1.0 billion in cumulative GMV. This milestone is the result of a journey that began three years ago to modernize eBay’s API stack to support the fast-evolving global ecommerce space.

•	eBay for Charity also reached a major milestone ahead of its 2020 goal, raising more than $1.0 billion for charities globally since the program’s inception.

Fourth Quarter and Full Year 2019 Financial Highlights (presented in millions, except per share data and percentages)

	Fourth Quarter				Full Year
	2019	2018	Change		2019	2018	Change
eBay Inc.
Net revenues	$2,821	$2,877	$(56)	(2)%	$10,800	$10,746	$54	1%
GAAP - Continuing Operations
Income (loss) from continuing operations	$558	$763	$(205)	(27)%	$1,792	$2,528	$(736)	(29)%
Earnings (loss) per diluted share from continuing operations	$0.69	$0.80	$(0.11)	(14)%	$2.10	$2.55	$(0.45)	(18)%
Non-GAAP - Continuing Operations
Net income	$661	$670	$(9)	(2)%	$2,421	$2,305	$116	5%
Earnings per diluted share	$0.81	$0.71	$0.10	15%	$2.83	$2.32	$0.51	22%

Other Selected Financial and Operational Results

•
Operating margin – GAAP operating margin decreased to 21.9% for the fourth quarter of 2019, compared to 23.7% for the same period last year. Non-GAAP operating margin increased to 29.3% in the fourth quarter of 2019, compared to 29.2% for the same period last year.

•
Taxes – The GAAP effective tax rate for continuing operations for the fourth quarter of 2019 was 11.9%, compared to (47.9)% for the fourth quarter of 2018. The non-GAAP effective tax rate for continuing operations for the fourth quarter of 2019 was 13.6%, compared to 16.4% for the fourth quarter of 2018.

•	Cash flow – The company generated $811 million of operating cash flow from continuing operations and $672 million of free cash flow during the fourth quarter of 2019.

•
Capital returns – The company repurchased approximately $1.0 billion of its common stock, or approximately 28 million shares, in the fourth quarter of 2019. The company's total repurchase authorization remaining as of December 31, 2019 was $2.2 billion, which the Board of Directors increased in the first quarter of 2020 by an additional $5.0 billion with no expiration. The company also paid cash dividends of $113 million during the fourth quarter of 2019.

•	Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $3.8 billion as of December 31, 2019.
Business Outlook

•
First quarter 2020 — The company expects net revenue between $2.55 billion and $2.60 billion, representing Organic FX-Neutral growth of (1)% - 1%, with GAAP earnings per diluted share from continuing operations in the range of $0.50 - $0.53 and non-GAAP earnings per diluted share from continuing operations in the range of $0.70 - $0.73.

•
Full year 2020 — The company expects net revenue between $10.72 billion and $10.92 billion, representing Organic FX-Neutral growth of 1% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $2.18 - $2.28 and non-GAAP earnings per diluted share from continuing operations in the range of $2.95 - $3.05.

•	2020 guidance assumes our current portfolio, including StubHub, is in place for the entire year.
Dividend Declaration

•	eBay's Board of Directors has declared a cash dividend of $0.16 per share of the company's common stock. The dividend is payable on March 20, 2020 to stockholders of record as of March 2, 2020.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss fourth quarter and full year 2019 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (866) 211-3115 in the U.S. and (647) 689-6602 internationally. The passcode for the conference line is 9155767. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2019, eBay enabled $90 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on a "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on a FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the first quarter and full year 2020 and the future growth in its business, operating efficiency and margins, reinvestments, dividends, share repurchases, and the expected timing of the announcements regarding the company's strategic portfolio review, including the timing and other expectations regarding the sale of StubHub to viagogo. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; the outcome of the strategic portfolio review; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2019	December 31, 2018
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$975	$2,202
Short-term investments	1,850	2,713
Accounts receivable, net	700	712
Other current assets	1,181	1,499
Total current assets	4,706	7,126
Long-term investments	1,316	3,778
Property and equipment, net	1,510	1,597
Goodwill	5,153	5,160
Intangible assets, net	67	92
Operating lease right-of-use assets	628	—
Deferred tax assets	4,377	4,792
Other assets	417	274
Total assets	$18,174	$22,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,022	$1,546
Accounts payable	270	286
Accrued expenses and other current liabilities	2,404	2,335
Deferred revenue	158	170
Income taxes payable	212	117
Total current liabilities	4,066	4,454
Operating lease liabilities	492	—
Deferred tax liabilities	2,646	2,925
Long-term debt	6,738	7,685
Other liabilities	1,362	1,474
Total liabilities	15,304	16,538

Total stockholders' equity	2,870	6,281
Total liabilities and stockholders' equity	$18,174	$22,819

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Net revenues	$2,821	$2,877	$10,800	$10,746
Cost of net revenues (1)	650	618	2,508	2,382
Gross profit	2,171	2,259	8,292	8,364
Operating expenses:
Sales and marketing (1)	829	945	3,194	3,391
Product development (1)	308	292	1,240	1,285
General and administrative (1)	323	245	1,189	1,131
Provision for transaction losses	81	83	300	286
Amortization of acquired intangible assets	11	13	48	49
Total operating expenses	1,552	1,578	5,971	6,142
Income from operations	619	681	2,321	2,222
Interest and other, net	15	(165)	(114)	496
Income from continuing operations before income taxes	634	516	2,207	2,718
Income tax provision	(76)	247	(415)	(190)
Income from continuing operations	$558	$763	$1,792	$2,528
Income (loss) from discontinued operations, net of income taxes	(2)	(3)	(6)	2
Net income	$556	$760	$1,786	$2,530

Income per share - basic:
Continuing operations	$0.69	$0.81	$2.11	$2.58
Discontinued operations	—	—	(0.01)	—
Net income per share - basic	$0.69	$0.81	$2.10	$2.58

Income per share - diluted:
Continuing operations	$0.69	$0.80	$2.10	$2.55
Discontinued operations	—	—	(0.01)	—
Net income per share - diluted	$0.69	$0.80	$2.09	$2.55

Weighted average shares:
Basic	807	945	849	980
Diluted	812	950	856	991

(1) Includes stock-based compensation as follows:
Cost of net revenues	$12	$16	$55	$59
Sales and marketing	25	29	97	111
Product development	50	49	198	197
General and administrative	42	48	155	171
	$129	$142	$505	$538

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In millions)
Cash flows from operating activities:
Net income	$556	$760	$1,786	$2,530
(Income) loss from discontinued operations, net of income taxes	2	3	6	(2)
Adjustments:
Provision for transaction losses	81	83	300	286
Depreciation and amortization	167	172	681	696
Stock-based compensation	129	142	505	538
(Gain) loss on investments, net	(1)	—	—	(572)
(Gain) loss on sale of business	—	—	52	—
Deferred income taxes	34	(234)	117	(153)
Change in fair value of warrant	(77)	128	(133)	(104)
Changes in assets and liabilities, net of acquisition effects	(80)	180	(200)	(558)
Net cash provided by continuing operating activities	811	1,234	3,114	2,661
Net cash used in discontinued operating activities	—	(1)	—	(3)
Net cash provided by operating activities	811	1,233	3,114	2,658
Cash flows from investing activities:
Purchases of property and equipment	(139)	(130)	(554)	(651)
Purchases of investments	(9,576)	(11,938)	(46,977)	(28,115)
Maturities and sales of investments	10,065	12,470	50,548	30,901
Equity investment in Paytm Mall	—	—	(160)	—
Proceeds from sale of equity investment in Flipkart	—	—	—	1,029
Acquisitions, net of cash acquired	—	—	(93)	(302)
Other	8	19	23	32
Net cash provided by (used in) investing activities	358	421	2,787	2,894
Cash flows from financing activities:
Proceeds from issuance of common stock	47	39	106	109
Repurchases of common stock	(1,002)	(1,511)	(4,973)	(4,502)
Payments for taxes related to net share settlements of restricted stock units and awards	(40)	(36)	(202)	(225)
Payments for dividends	(113)	—	(473)	—
Repayment of debt	—	—	(1,550)	(750)
Other	—	(3)	1	(30)
Net cash used in financing activities	(1,108)	(1,511)	(7,091)	(5,398)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	26	(25)	(33)	(75)
Net increase (decrease) in cash, cash equivalents and restricted cash	87	118	(1,223)	79
Cash, cash equivalents and restricted cash at beginning of period	909	2,101	2,219	2,140
Cash, cash equivalents and restricted cash at end of period	$996	$2,219	$996	$2,219

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (2)	$1,977	$1,829	$1,887	$1,885	$1,984
Current quarter vs prior year quarter	—%	1%	3%	5%	9%
Percent from international	64%	63%	63%	62%	64%
StubHub	305	286	243	223	311
Current quarter vs prior year quarter	(2)%	—%	1%	(3)%	2%
Percent from international	8%	7%	9%	6%	6%
Total net transaction revenues	2,282	2,115	2,130	2,108	2,295
Current quarter vs prior year quarter	(1)%	1%	3%	4%	8%
Percent from international	56%	55%	57%	56%	56%

Marketing services and other revenues:
Marketplace	259	254	270	277	316
Current quarter vs prior year quarter	(18)%	(16)%	(9)%	(11)%	(5)%
Percent from international	52%	53%	56%	54%	53%
Classifieds	269	265	271	256	263
Current quarter vs prior year quarter	3%	4%	5%	4%	8%
Percent from international	100%	100%	100%	100%	100%
StubHub	16	20	21	7	3
Current quarter vs prior year quarter	**	**	**	**	112%
Percent from international	9%	8%	20%	7%	22%
Elimination of intersegment revenue	(5)	(5)	(5)	(5)	—
Total marketing services and other revenues	539	534	557	535	582
Current quarter vs prior year quarter	(7)%	(5)%	(1)%	(4)%	1%
Percent from international	74%	74%	76%	75%	74%
Total net revenues (1)	$2,821	$2,649	$2,687	$2,643	$2,877
Current quarter vs prior year quarter	(2)%	—%	2%	2%	6%

(1) Foreign currency impact	$(14)	$(43)	$(86)	$(68)	$(9)
(2) Hedge gain/(loss)	$29	$19	$13	$20	$29
** Not meaningful

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(In millions, except percentages)
Active Buyers (1)	183	183	182	180	179
Current quarter vs prior year quarter	2%	4%	4%	4%	4%

Gross Merchandise Volume (2)
Marketplace	$21,966	$20,489	$21,484	$21,571	$23,231
Current quarter vs prior year quarter	(5)%	(5)%	(5)%	(4)%	1%
StubHub	$1,333	$1,232	$1,117	$1,018	$1,410
Current quarter vs prior year quarter	(5)%	—%	5%	(3)%	(2)%
Total GMV	$23,299	$21,721	$22,601	$22,589	$24,641
Current quarter vs prior year quarter	(5)%	(4)%	(4)%	(4)%	1%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
March 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.55 - $2.60	$2.55 - $2.60
Diluted EPS from continuing operations	$0.50 - $0.53	$0.70 - $0.73

Twelve Months Ending
December 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.72 - $10.92	$10.72 - $10.92
Diluted EPS from continuing operations	$2.18 - $2.28	$2.95 - $3.05

(a) Estimated non-GAAP amounts above for the three months ending March 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $10 - $15 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $120 - $130 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $30 - $40 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $45 - $55 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $510 - $530 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $130 - $150 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on a "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on a “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on a FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In millions, except percentages)
GAAP operating income	$619	$681	$2,321	$2,222
Stock-based compensation expense and related employer payroll taxes	132	143	522	554
Amortization of acquired intangible assets within cost of net revenues	2	1	7	14
Amortization of acquired intangible assets within operating expenses	11	13	48	49
Other significant gains, losses or charges	63	1	145	87
Total non-GAAP operating income adjustments	208	158	722	704
Non-GAAP operating income	$827	$839	$3,043	$2,926
Non-GAAP operating margin	29.3%	29.2%	28.2%	27.2%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$634	$516	$2,207	$2,718
GAAP provision for income taxes	(76)	247	(415)	(190)
GAAP net income from continuing operations	$558	$763	$1,792	$2,528
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	208	158	722	704
(Gain) loss on investments and sale of business	—	—	52	(559)
Change in fair market value of warrant	(77)	128	(133)	(104)
Tax effects of US Tax Reform	—	(463)	—	(463)
Tax effect of step-up of intangible assets basis	—	(9)	199	(9)
Tax effect of non-GAAP adjustments	(28)	93	(211)	208
Non-GAAP net income from continuing operations	$661	$670	$2,421	$2,305

Diluted net income from continuing operations per share:
GAAP	$0.69	$0.80	$2.10	$2.55
Non-GAAP	$0.81	$0.71	$2.83	$2.32
Shares used in GAAP and non-GAAP diluted net income per-share calculation	812	950	856	991

GAAP effective tax rate - Continuing operations	11.9%	(47.9)%	18.8%	7.0%
Tax effect of non-GAAP adjustments to net income from continuing operations	1.7%	64.3%	(3.8)%	9.5%
Non-GAAP effective tax rate - Continuing operations	13.6%	16.4%	15.0%	16.5%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(In millions)
Net cash provided by continuing operating activities	$811	$1,234	$3,114	$2,661
Less: Purchases of property and equipment	(139)	(130)	(554)	(651)
Free cash flow	$672	$1,104	$2,560	$2,010

*Presented on a continuing operations basis